Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 8, 2007, except for Note 13, as to which the date is September 24, 2007, with respect to the consolidated financial statements of Entropic Communications, Inc. included in the Registration Statement (Amendment No. 3 on Form S-1 No. 333-144899) and related Prospectus of Entropic Communications, Inc. expected to be filed with the Securities and Exchange Commission on or about September 27, 2007.

/s/  Ernst & Young LLP

San Diego, California

September 24, 2007